EXHIBIT 99.1

[AMERICAN HOME MORTGAGE LOGO]
FOR IMMEDIATE RELEASE






        AMERICAN HOME MORTGAGE REPORTS RESULTS FOR THE FIRST QUARTER 2005

             ANNOUNCES ADJUSTED DILUTED EARNINGS PER SHARE OF $1.24 EXCLUDING GAIN FROM FOURTH QUARTER 2004 SECURITIZATION

              BOARD OF DIRECTORS INCREASES DIVIDEND POLICY TO $0.76
               PER SHARE PER QUARTER OR $3.04 PER SHARE ANNUALIZED

           COMPANY RAISES 2005 ADJUSTED EARNINGS GUIDANCE TO $4.15 TO
                            $4.35 PER DILUTED SHARE

                COMMON STOCKHOLDER BOOK VALUE INCREASES TO $19.41

 EARNINGS PER DILUTED SHARE, IN ACCORDANCE WITH GAAP INCLUDING GAIN FROM FOURTH
  QUARTER 2004 SECURITIZATION ARE $2.99, 2005 EARNINGS GUIDANCE INCLUDING GAIN
   FROM FOURTH QUARTER 2004 SECURITIZATION IS $5.90 - $6.10 PER DILUTED SHARE


    Melville, NY (April 18, 2005) - American Home Mortgage Investment Corp. (NYSE: AHM) announced today results for the first quarter ended March 31, 2005.


ADJUSTED FINANCIAL MEASURES
---------------------------

Throughout this news release the terms adjusted revenues, adjusted net earnings, adjusted earnings per diluted share, adjusted book value per share, 2005 adjusted earnings guidance and other similar terms are used to identify financial measures that are not prepared in accordance with Generally Accepted Accounting Principles ("GAAP"). These adjusted financial measures reflect the reallocation of revenue and earnings of approximately $71.4 million or $1.75 per diluted share from the Company's first quarter 2005 GAAP financial results to the Company's fourth quarter 2004 GAAP financial results. The reason for the use of adjusted financial measures is to show the Company's first quarter results excluding substantial revenue associated with prior period loan production that is not expected to be recurring, and which resulted from the Company's fourth quarter securitization ("Q4-04 Gains") not qualifying for sale treatment in accordance with SFAS 140 until the first quarter, 2005. The Company has been, and expects to continue to be managed on the basis of the adjusted financial measures. The adjusted financial measures should be read in conjunction with the Company's GAAP results.


FINANCIAL HIGHLIGHTS
--------------------

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

o Adjusted revenue, excluding the effects of the Q4-04 Gains, for the first quarter of 2005 was $164.0 million compared to revenue of $84.1 million for the first quarter of 2004, an increase of 94.9%. Revenue for the first quarter of 2005 in accordance with GAAP and including the effects of the Q4-04 Gains was $235.3 million.
o Adjusted net earnings, excluding the effects of the Q4-04 Gains, for the first quarter of 2005 were $54.0 million compared to net earnings of $21.2 million for the first quarter of 2004, an increase of 154.6%. Net earnings for the first quarter in accordance with GAAP and including the effects of the Q4-04 Gains were $125.4 million.
o Adjusted earnings per diluted share, excluding the effects of the Q4-04 Gains, for the first quarter were $1.24 compared to earnings per diluted share of $0.70 for the first quarter of 2004, an increase of 77.1%. Earnings per diluted share for the first quarter in accordance with GAAP and including the effects of the Q4-04 Gains were $2.99.
o Dividends per common share for the first quarter of 2005 were $0.71, compared to $0.55 for the first quarter of 2004, an increase of 29.1%.
o Book value per common share was $19.41 at March 31, 2005, compared to $18.59 per share at March 31, 2004, an increase of 4.4%.



COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2005 AND DECEMBER 31, 2004

o Adjusted revenue, excluding the effects of the Q4-04 Gains, for the first quarter of 2005 was $164.0 million compared to Adjusted revenue, including the effects of the Q4-04 Gains, of $152.0 million for the fourth quarter of 2004, an increase of 7.9%.
o Adjusted net earnings, excluding the effects of the Q4-04 Gains, for the first quarter of 2005 were $54.0 million compared to Adjusted net earnings, including the effects of the Q4-04 Gains, of $48.6 million for the fourth quarter of 2004, an increase of 11.1%
o Adjusted earnings per diluted share, excluding the effects of the Q4-04 Gains, for the first quarter of 2005 were $1.24 compared to Adjusted earnings per diluted share, including the effects of the Q4-04 Gains, of $1.14 for the fourth quarter of 2004, an increase of 8.8%.
o Dividends per common share for the first quarter of 2005 were $0.71, compared to $0.66 for the fourth quarter of 2004, an increase of 7.6%.
o Book value per common share was $19.41 at March 31, 2005, compared to Adjusted book value per share, including the effects of the Q4-04 Gains, of $18.95 at December 31, 2004, an increase of 2.4%.
o GAAP Revenue, including the effects of the Q4-04 Gains, for the first quarter of 2005 increased 191.8% over the fourth quarter of 2004 to $235.3 million from $80.6 million,
o GAAP Net earnings, including the effects of the Q4-04 Gains, for the first quarter of 2005 increased $148.1 million to $125.4 million from a loss of $22.7 million in the fourth quarter of 2004 and
o GAAP Earnings per diluted share, including the effects of the Q4-04 Gains, for the first quarter of 2005 were $2.99 compared to a loss of $0.62 in the fourth quarter of 2004.
o Book value per common share was $19.41 at March 31, 2005, compared to $17.18 per share at December 31, 2004.

Michael Strauss, Chairman and Chief Executive Officer, commented, "Our company was highly successful at implementing our business plan during the first quarter as our adjusted net interest income, origination activity and adjusted servicing revenue all reached new highs. Adjusted net interest income during the quarter reached $48.6 million excluding the benefit of the Q4-04 Gains. As in previous quarters, our portfolio's adjusted net interest income was benefited by the excess yield created from our mortgage origination capabilities. In addition, during the quarter our portfolio's adjusted net interest income and net asset value were protected by our duration neutral strategy. Loan originations during the quarter reached $7.3 billion, and were benefited by the continued growth of both our retail and wholesale lending channels. Our overall market share experienced a significant jump to 1.16% of the national market, an increase of approximately 16% compared to the fourth quarter of 2004. Our prospects for future market share growth should be enhanced by the continued growth of our sales force, which exceeded 2,100 loan officers and account executives at quarter's end, and by our recent acquisition of loan production branches from Irwin Mortgage. During the quarter, our servicing segment became profitable, as higher interest rates slowed amortization and resulted in an impairment recovery.

Based on our first quarter results and our projected earnings for the remainder of 2005, I am very pleased to announce that the Board of Directors has again raised the Company's dividend policy with respect to its common stock to $0.76 per quarter, or $3.04 annualized. This is the ninth time the Company has raised its dividend policy since its initial dividend in April 2001. I am also pleased to report that based on our internal projections we are raising our earnings guidance for 2005."


ADJUSTED FIRST QUARTER RESULTS EXCLUDING THE EFFECTS OF THE Q4-04 GAINS:
------------------------------------------------------------------------

During the first quarter, the Company's adjusted mortgage-backed securities ("MBS") portfolio averaged $7.4 billion, earned an adjusted net interest margin of 1.70%, and earned adjusted net interest income of $31.5 million. Also, during the first quarter, the Company's adjusted inventory of loans pending sale or securitization averaged $2.8 billion, earned an adjusted net interest margin of 2.70% and earned adjusted net interest income of $18.9 million. Finally, during the quarter the Company had interest expense on servicing financing and other obligations of $1.8 million.

At March 31, 2005, the composition of the Company's MBS portfolio by type of loan was 73.0% 5/1 adjustable-rate mortgages (ARMs), 15.9% short reset ARMs, and 11.1% 3/1 ARMs. The composition of the MBS portfolio by credit quality based on Standard & Poor's ratings was 94.3% Agency and AAA, 1.5% AA and A, and 4.2% BBB or unrated. On March 31, 2005, the MBS portfolio's duration, net of liabilities and hedges, was estimated to be 0.09 years, its projected average life was 2.6 years, and its average cost was 100.4% of par.

During the quarter, the Company securitized an adjusted $3.8 billion of newly originated loans through collateralized debt obligation transactions. The collateralized debt obligation was structured to enhance the yield of securities retained by the Company. Of the securities created, an adjusted $1.3 billion were retained in the Company's portfolio while an adjusted $2.5 billion were sold for an adjusted gain of $44.7 million. The adjusted $1.3 billion of retained securities had a projected yield of 5.26%, an estimated duration of 2.1 years, an expected average life of 2.8 years, were valued at an average market value of 100.8% of par, and created an adjusted unrealized gain of $23.5 million. In addition, the Company realized gains of $9.5 million on terminated free standing interest rate swap derivatives in connection with the securitization. Changes to prepayment speeds and other factors may prevent the projected yield, estimated duration or expected average life from being realized. The Company expects that it will continue to create higher yielding securities from its originations using collateralized debt issuances, and that it will hold a portion of these securities in substitution of lower yielding, primarily market-purchased securities. During the quarter, an adjusted $1.2 billion of securities were sold at an adjusted realized loss of $4.7 million, largely to make room for the higher-yielding, retained securities. During the quarter, the Company experienced an adjusted mark-to-market unrealized loss, net of associated hedges, of $3.3 million on its portfolio of trading securities. The net impact of these portfolio changes was a decrease in adjusted earnings of $8.0 million, or $0.20 per common share.

During the first quarter, loan production was $7.3 billion. Of the $7.3 billion, 52% of loans were to homebuyers while 48% were for refinancing. During the quarter, the Company estimates its national market share reached 1.16% based on Freddie Mac's forecast of national market size, compared to 1.00% in the fourth quarter of 2004 and 0.69% during the first quarter of 2004. During the quarter, the Company sold $3.1 billion of non-securitized, primarily fixed-rate loans to third parties for a gain of $37.8 million and recognized valuation provisions on loan inventory of $2.5 million. The net gain on sale was $35.3 million. At March 31, 2005, the Company employed approximately 2,143 loan officers and account executives, including call center representatives, but excluding sales assistants, compared to approximately 1,867 on December 31, 2004.

The number of loans serviced on March 31, 2005, including warehouse loans, reached 118,661 loans with a principal balance of $19.9 billion compared to 104,841 loans with a principal balance of $16.8 billion on December 31, 2004. During the quarter, adjusted servicing revenues were $12.8 million, direct servicing expenses were $4.6 million, adjusted amortization was $10.7 million and the adjusted recovery of impairment reserves was $5.5 million. During the quarter, servicing experienced an adjusted gain of $3.8 million due primarily to slower amortization and the recovery of previously recognized impairment reserves. The carrying value, net of impairment reserves, of the servicing portfolio on March 31 was $228.4 million, or 1.25% of the unpaid principal balance, or 3.6 times the weighted average servicing fee, compared to $189.2 million, or 1.22% of the unpaid principal balance, or 3.5 times the weighted average servicing fee at December 31, 2004. The market value of the servicing portfolio was $233.6 million on March 31 and $189.9 million on December 31. On March 31, the impairment reserve had decreased to $8.5 million, the weighted average servicing fee was 0.344%, the weighted average age of the portfolio was
1.4 years, and the weighted average coupon was 5.21%. The market value of the Company's servicing assets exceeded their carrying value because the Company carries its servicing assets at the lower of cost or market.

The Company's total adjusted revenues for the quarter were $164.0 million. Of these revenues, an adjusted $48.6 million was from net interest income, $35.3 million was from gains on sales of loans to third parties and from net mortgage origination fees, an adjusted $44.7 million was from gains on securitization of loans, an adjusted $23.5 million of revenue was from unrealized gains on newly created mortgage securities that were retained, $9.5 million was from realized gains on terminated interest rate swap derivatives, an adjusted $14.2 million was from mortgage servicing fees and ancillary revenues, and $1.5 million was from other sources. Adjusted revenues were decreased by an adjusted $4.7 million loss from sales of MBS portfolio securities, by $5.2 million for servicing amortization, net of recovery, and by an adjusted $3.3 million of unrealized loss on mortgage-backed securities held in trading and their associated hedges. During the quarter, the Company's expenses were $109.9 million, and the Company's pre-tax profit was an adjusted $54.0 million. Net income for the quarter was an adjusted $54.0 million, preferred dividends were $3.3 million and net income available to common stockholders was an adjusted $50.7 million, resulting in earnings per fully diluted common share of $1.24. Book value attributable to common stockholders on March 31, 2005 was $782.9 million, or $19.41 per common share.


FIRST QUARTER RESULTS IN ACCORDANCE WITH GAAP INCLUDING THE EFFECTS
--------------------------------------------------------------------
OF THE Q4-04 GAINS:
-------------------

During the first quarter, the Company's mortgage-backed securities ("MBS") portfolio averaged $5.9 billion, earned a net interest margin of 1.33%, and earned net interest income of $19.3 million. Also, during the first quarter, the Company's inventory of loans pending sale or securitization averaged $6.2 billion, earned a net interest margin of 2.64% and earned net interest income of $41.3 million. Finally, during the quarter the Company had interest expense on servicing financing and other obligations of $1.8 million.


At March 31, 2005, the composition of the Company's MBS portfolio by type of loan was 73.0% 5/1 adjustable-rate mortgages (ARMs), 15.9% short reset ARMs, and 11.1% 3/1 ARMs. The composition of the MBS portfolio by credit quality based on Standard & Poor's ratings was 94.3% Agency and AAA, 1.5% AA and A, and 4.2% BBB or unrated. On March 31, 2005, the MBS portfolio's duration, net of liabilities and hedges, was estimated to be 0.09 years, its projected average life was 2.6 years, and its average cost was 100.4% of par.

During the quarter, the Company securitized $7.3 billion of self-originated loans through collateralized debt obligation transactions. The collateralized debt obligations were structured to enhance the yield of securities retained by the Company. Of the total $7.3 billion of securities created, $2.8 billion were retained in the Company's portfolio while $4.5 billion were sold for a gain of $69.9 million . The $2.8 billion of retained securities had a projected yield of 5.32%, an estimated duration of 2.0 years, an expected average life of 2.7 years, were valued at an average price of 99.74 % of par, and created an unrealized gain of $41.7 million In addition, the Company realized gains of $9.5 million on terminated free standing interest rate swap derivatives in connection with the securitization. Changes to prepayment speeds and other factors may prevent the projected yield, estimated duration or expected average life from being realized. The Company expects that it will continue to create higher yielding securities from its originations using collateralized debt issuances, and that it will hold a portion of these securities in substitution of lower yielding, primarily market-purchased securities. During the quarter, $1.1 billion of securities were sold at a realized loss of $3.3 million, largely to make room for the higher-yielding, retained securities. During the quarter, the Company experienced a mark-to-market unrealized gain, net of associated hedges, of $15.8 million on its portfolio of trading securities. The net impact of these portfolio changes was an increase in earnings of $12.5 million, or $0.31 per common share.

During the first quarter, loan production was $7.3 billion. Of the $7.3 billion, 52% of loans were to homebuyers while 48% were for refinancing. During the quarter, the Company estimates its national market share reached 1.16% based on Freddie Mac's forecast of national market size, compared to 1.00% in the fourth quarter of 2004 and 0.69% during the first quarter of 2004. During the quarter, the Company sold $3.1 billion of non-securitized, primarily fixed-rate loans to third parties for a gain of $37.8 million and recognized valuation provisions on loan inventory of $2.5 million. The net gain on sale was $35.3 million. At March 31, 2005, the Company employed approximately 2,143 loan officers and account executives, including call center representatives, but excluding sales assistants, compared to approximately 1,867 on December 31, 2004.

The number of loans serviced on March 31, 2005, including warehouse loans, reached 118,661 loans with a principal balance of $19.9 billion compared to 104,841 loans with a principal balance of $16.8 billion on December 31, 2004. During the quarter, servicing revenues were $9.9 million, direct servicing expenses were $4.6 million, amortization was $8.5 million and the recovery of impairment reserves was $3.4 million. During the quarter, servicing experienced a gain of $1.1 million, due primarily to slower amortization and the recovery of previously recognized impairment reserves. The carrying value, net of impairment reserves, of the servicing portfolio on March 31 was $228.4 million, or 1.25% of the unpaid principal balance, or 3.6 times the weighted average servicing fee, compared to $151.4 million, or 1.27% of the unpaid principal balance, or 3.6 times the weighted average servicing fee at December 31, 2004. The market value of the servicing portfolio was $233.6 million on March 31 and $152.5 million on December 31. On March 31, the impairment reserve had decreased to $8.5 million, the weighted average servicing fee was 0.344%, the weighted average age of the portfolio was 1.4 years, and the weighted average coupon was 5.21%. The market value of the Company's servicing assets exceeded their carrying value because the Company carries its servicing assets at the lower of cost or market.

The Company's total revenues for the quarter were $235.3 million. Of these revenues, $58.8 million was from net interest income, $35.3 million was from gains on sales of loans to third parties and from net mortgage origination fees, $69.9 million was from gains on securitization of loans, $41.7 million of revenue was from unrealized gains on newly created mortgage securities that were retained, $9.5 million was from realized gains on terminated interest rate swap derivatives, $15.8 million was from unrealized gain on mortgage-backed securities held in trading and their associated hedges, $11.3 million was from mortgage servicing fees and ancillary revenues, and $1.5 million was from other sources. Revenues were decreased by the $3.3 million loss from sales of MBS portfolio securities and $5.1 million for servicing amortization, net of recovery. During the quarter, the Company's expenses were $109.9 million, and the Company's pre-tax profit was $125.4 million. Net income for the quarter was $125.4 million, preferred dividends were $3.3 million and net income available to common stockholders was $122.1 million, resulting in earnings per fully diluted common share of $2.99. Book value attributable to common stockholders on March 31, 2005 was $782.9 million, or $19.41 per common share.


ANNUAL REPORT RESTATEMENT AND AMENDED 10-K/A FILING
---------------------------------------------------

On April 13, 2005, the Company announced that it would restate its 2004 results and file an amended annual report on Form 10-K/A with the Securities and Exchange Commission. The amended annual report will reverse the gain associated with the Company's fourth quarter securitization due to the securitization not qualifying as a sale in accordance with SFAS 140, as more fully described in the Company's news release of April 13. Because the fourth quarter securitization qualified as a sale in the first quarter of 2005, the gain associated with the fourth quarter securitization has been included in the Company's first quarter, 2005, revenue in accordance with GAAP. The Company is also presenting adjusted first quarter 2005 results which exclude the gain associated with the fourth quarter securitization and presenting adjusted fourth quarter 2004 results which include the gain associated with the fourth quarter securitization as described under the heading ADJUSTED FINANCIAL MEASURES herein.


DIVIDEND POLICY INCREASE
------------------------

The Company's Board of Directors sets dividend policy based primarily on the Company's projected earnings and cash flow. Cash flow is primarily generated from net interest income, from the sale to third parties of loans and newly originated securities, from applying leverage to retained newly originated securities and to increases in the value of mortgage servicing rights and securities held, and from loan servicing and loan origination fees. Cash flow is used to pay operating expenses, fund increases in working capital, make capital expenditures, post securities and derivatives margins and pay preferred and common dividends. Based on the Company's projections for earnings and cash-flow, the Company's Board of Directors has changed the Company's dividend policy to increase the quarterly dividend on its common stock to $0.76, or $3.04 annualized. It is expected that the first dividend of $0.76 per common share will be payable in July 2005. The Company's dividend policy does not constitute an obligation to pay dividends, which only occurs when its Board of Directors declares a dividend. The dividend policy is subject to ongoing review by the Board of Directors based on, among other things, the Company's business prospects, financial condition, earnings projections and cash flow projections, and the Board may, when it deems doing so is advisable, lower or eliminate the dividend without prior notice.

EARNINGS OUTLOOK
----------------

American Home Mortgage is raising its 2005 adjusted earnings guidance to $4.15 to $4.35 per diluted share, excluding the effects of the Q4-04 Gains, and to $5.90 to $6.10 per diluted share on a GAAP basis, including the effects of the Q4-04 Gains. The Company's increased guidance is based on its growing origination market share, tempered by its expectation that national origination activity will slow as interest rates rise. The Company could fail to achieve its earnings guidance, and may experience losses due to a broad range of reasons, including, but not limited to, market forces reducing net interest income or net asset values or both, credit delinquencies reducing income and/or net asset values, loan production or production margins being less than anticipated, expenses being higher than expected, or any combination thereof.

OTHER FIRST QUARTER HIGHLIGHTS
------------------------------

In March 2005, American Home signed a definitive agreement with Irwin Mortgage to acquire 21 community mortgage loan production branches in Arizona, California, Colorado, Hawaii and Washington. In addition, American Home Mortgage acquired Irwin Mortgage's credit union affinity business, which markets mortgage loans through mortgage salespersons located onsite at approximately 45 credit unions. The Company closed on the purchase of most of the branches on April 6, 2005 and expects to close on the purchase of the balance of the branches during the second quarter of 2005.

Also during the quarter, the Company opened a highly automated loan servicing center in Irving, Texas. The new loan servicing center is expected to provide the Company with a low-cost operating environment, a large, experienced labor pool and the benefits of a Central time zone.

CONFERENCE CALL TODAY
---------------------

American Home Mortgage will hold an investor conference call today, April 18, 2005, at 10:30 a.m., Eastern Time, to discuss earnings. Interested parties may listen to the live conference call by visiting the investor relations section of the American Home Mortgage's corporate website, www.americanhm.com. A replay of the online broadcast will be available on the site through May 2, 2005.

DIVIDEND REINVESTMENT & DIRECT STOCK PURCHASE AND SALE PLAN
-----------------------------------------------------------

American Home Mortgage Investment Corp. has established an Investors Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan for its shareholders. The plan offers affordable alternatives for buying and selling common stock of American Home Mortgage Investment Corp. Participants in the plan may also reinvest cash dividends and make periodic supplemental cash payments to purchase additional shares of the Company's common stock. If you have additional questions or would like to enroll in the plan, please contact the plan administrator, American Stock Transfer & Trust Company, at 1-888-777-0319 (toll free) or visit their website at www.amstock.com. American Home Mortgage Investment Corp. is a mortgage REIT focused on earning net interest income from self-originated mortgage-backed securities, and through its taxable subsidiaries, from originating and servicing mortgage loans for institutional investors. Mortgages are originated through a network of loan production offices as well as through mortgage brokers and are serviced at the Company's Irving, TX servicing center. For additional information, please visit the Company's website at www.americanhm.com.


This news release contains "forward looking statements" that are based upon expectations, estimates, forecasts, projections and assumptions. Any statement in this news release that is not a statement of historical fact, including, but not limited to, earnings guidance and forecasts, projections of financial results and loan origination volume, expected future financial position, dividend plans or business strategy, and any other statements of plans, expectations, objectives, estimates and beliefs, is a forward looking statement. Words such as "look forward," "will," "anticipate," "may," "expect," "plan," "believe," "intend," and similar words, or the negatives of those words, are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict, and are not guarantees of future performance. As a result, actual future events may differ materially from any future results, performance or achievements expressed in or implied by this news release. Specific factors that might cause such a difference include, but are not limited to: American Home's limited operating history with respect to its portfolio strategy; the potential fluctuations in American Home's operating results; American Home's potential need for additional capital; the direction of interest rates and their subsequent effect on the business of American Home and its subsidiaries; risks associated with the use of leverage; changes in federal and state tax laws affecting REITs; federal and state regulation of mortgage banking; and those risks and uncertainties discussed in filings made by American Home with the Securities and Exchange Commission. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from expectations. American Home does not assume any responsibility, and expressly disclaims any responsibility, to issue updates to any forward-looking statements discussed in this news release, whether as a result of new information, future events or otherwise.

CONTACT:
Mary M. Feder
Vice President, Investor Relations
American Home Mortgage Investment Corp.
(631) 622-6469
mary.feder@americanhm.com

                                       ###


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FINANCIAL TABLE PRESENTATION

The following financial tables include GAAP, adjusted and reconciling information for the reasons and purposed described under the heading ADJUSTED FINANCIAL MEASURES herein.



                    FINANCIAL TABLES TO FOLLOW ON NEXT PAGES

                                      AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                                                        OPERATING STATISTICS



                                                     Three Months Ended March 31, 2005            Three Months Ended Dec. 31, 2004
                                                  ----------------------------------------      ------------------------------------
                                                                                 (1)                                       (1)
                                                                            As Adjusted to                            As Adjusted to
                                                                             Exclude the                               Exclude the
                                                                  (1)       Effect of the                   (1)       Effect of the
                                                                Q4 2004        Q4 2004                    Q4 2004        Q4 2004
                                                              Gain on Sale   Gain on Sale               Gain on Sale   Gain on Sale
                                                               Accounting     Accounting                 Accounting     Accounting
                                                              Adjustments     Adjustment                Adjustments     Adjustment
                                                  ----------------------------------------      ------------------------------------
Mortgage-Backed Securities Holdings Segment:*
-------------------------------------------------
Average mortgage-backed securities held
  ($ billions)                                         5.9         1.5             7.4             7.1       0.2             7.3
Interest income ($ millions)                          58.3        20.0            78.3            68.4       2.2            70.6
Average portfolio yield                               3.98%                       4.23%           3.86%                     3.89%

Interest expense ($ millions)                         39.0         7.7            46.7            42.4       0.2            42.6
Average cost of funds and hedges                      2.79%                       2.71%           2.52%                     2.48%

Net interest income ($ millions)                      19.3        12.2            31.5            26.0       2.0            28.0
Net interest margin                                   1.33%                       1.70%           1.49%                     1.57%

Mortgage-backed securities held - end of
  period ($ billions)                                  7.2                         7.2             6.0       1.6             7.6
Average cost of mortgage-backed securities           100.4%                      100.4%          100.8%                    100.5%
Period end duration gap (in years)                    0.09                        0.09            0.07                      0.07

* - Excludes loans held pending securitization

Loan Origination Segment:
-------------------------------------------------
Loan originations ($ billions)                         7.3                         7.3             6.7                       6.7
   Refinance                                            48%                         48%             46%                       46%
   ARM                                                  53%                         53%             55%                       55%

Average mortgage loans held for
  sale, net ($ billions)                               6.2        -3.4             2.8             3.1      -0.4             2.7
Net interest income ($ millions)                      41.3       -22.4            18.9            22.6      -2.4            20.2
Net interest margin                                   2.64%                       2.70%           2.93%                     2.97%

Loans securitized and held ($ billions)                2.8        -1.5             1.3             ---       1.5             1.5
Loans securitized and sold ($ billions)                4.5        -2.0             2.5             ---       2.0             2.0
Loans sold to third parties ($ billions)               3.1                         3.1             2.9                       2.9
Applications accepted ($ billions)                    13.0                        13.0             9.9                       9.9
Application pipeline ($ billions)                      8.4                         8.4             6.2                       6.2


                                                               March 31, 2005                          December 31, 2004
                                                  ----------------------------------------      ------------------------------------
Loan Servicing Segment:
-------------------------------------------------
Loan servicing portfolio - total with
  warehouse ($ billions)                              19.9                        19.9            16.8                      16.8
Loan servicing portfolio - loans sold or
  securitized ($ billions)                            18.2                        18.2            12.0       3.5            15.5
Weighted average note rate                            5.21%                       5.21%           5.48%                     5.45%
Weighted average service fee                         0.344%                      0.344%          0.348%                    0.345%
Average age (in months)                                 17                          17              20                        16

Note:
(1) - Adjustments reflect the net effect on the period presented to reconcile the Company's actual operating statistics, results of operations and financial condition to the amounts adjusted as if the Company's fourth quarter 2004 securitization had qualified for
SFAS 140 sale accounting treatment in the fourth quarter of 2004.


                                      AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                                                        OPERATING STATISTICS

                                                                                 Three Months Ended
                                                    ------------------------------------------------------------------------
                                                         (1)               (1)
                                                    As Adjusted to    As Adjusted to
                                                     Exclude the       Exclude the
                                                    Effect of the     Effect of the
                                                       Q4 2004           Q4 2004
                                                     Gain on Sale      Gain on Sale
                                                      Accounting        Accounting
                                                      Adjustment        Adjustment
                                                    --------------    --------------
                                                       March 31,        December 31,     September 30,  June 30,   March 31,
                                                         2005               2004            2004         2004        2004
                                                    --------------    --------------     -------------  --------   ---------
Mortgage-Backed Securities Holdings Segment:*
-------------------------------------------------
Average mortgage-backed securities
  held ($ billions)                                        7.4               7.3              7.2         4.8         2.0
Interest income ($ millions)                              78.3              70.6             66.7        41.3        15.1
Average portfolio yield                                   4.23%             3.89%            3.72%       3.43%       3.09%

Interest expense ($ millions)                             46.7              42.6             42.1        30.5         9.4
Average cost of funds and hedges                          2.71%             2.48%            2.47%       2.70%       2.09%

Net interest income ($ millions)                          31.5              28.0             24.6        10.8         5.7
Net interest margin                                       1.70%             1.57%            1.39%       0.91%       1.18%

Mortgage-backed securities held - end of
  period ($ billions)                                      7.2               7.6              7.3         7.3         4.0
Average cost of mortgage-backed securities               100.4%            100.5%           100.7%      100.8%      101.6%
Period end duration gap (in years)                        0.09              0.07           (0.002)      (0.04)       0.04

* - Excludes loans held pending securitization


Loan Origination Segment:
-------------------------------------------------
Loan originations ($ billions)                             7.3               6.7              5.3         6.6         4.4
   Refinance                                                48%               46%              36%         52%         57%
   ARM                                                      53%               55%              56%         49%         35%

Average mortgage loans held for sale,
  net ($ billions)                                         2.8               2.7              2.4         2.2         1.4
Net interest income ($ millions)                          18.9              20.2              9.7        10.6         8.3
Net interest margin                                       2.70%             2.97%            1.60%       1.92%       2.32%

Loans securitized and held ($ billions)                    1.3               1.5              1.4         1.5         0.9
Loans securitized and sold ($ billions)                    2.5               2.0              1.3         0.6         0.1
Loans sold to third parties ($ billions)                   3.1               2.9              2.9         4.5         3.4
Applications accepted ($ billions)                        13.0               9.9              8.7         8.8         9.1
Application pipeline ($ billions)                          8.4               6.2              6.5         6.5         7.3


                                                       March 31,        December 31,     September 30,  June 30,   March 31,
                                                         2005               2004            2004         2004        2004
                                                       ---------        ------------     -------------  --------   ---------
Loan Servicing Segment:
-------------------------------------------------
Loan servicing portfolio - total with
  warehouse ($ billions)                                  19.9             16.8              13.6        11.6        10.3
Loan servicing portfolio - loans sold or
  securitized ($ billions)                                18.2             15.5              12.5        10.2         9.0
Weighted average note rate                                5.21%            5.45%             5.41%       5.39%       5.58%
Weighted average service fee                             0.344%           0.345%            0.354%      0.358%      0.363%
Average age (in months)                                     17               16                18          20          26

Note:
(1) - Adjustments reflect the net effect on the period presented to reconcile the Company's actual operating statistics, results of operations and financial condition to the amounts adjusted as if the Company's fourth quarter 2004 securitization had qualified for
SFAS 140 sale accounting treatment in the fourth quarter of 2004.


                                      AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                                              (In thousands, except per share amounts)


                                                     Three Months Ended March 31, 2005            Three Months Ended Dec. 31, 2004
                                                  ----------------------------------------      ------------------------------------
                                                                                 (1)                                       (1)
                                                                            As Adjusted to                            As Adjusted to
                                                                             Exclude the                               Exclude the
                                                                  (1)       Effect of the                   (1)       Effect of the
                                                                Q4 2004        Q4 2004                    Q4 2004        Q4 2004
                                                              Gain on Sale   Gain on Sale               Gain on Sale   Gain on Sale
                                                               Accounting     Accounting                 Accounting     Accounting
                                                              Adjustments     Adjustment                Adjustments     Adjustment
                                                  ----------------------------------------      ------------------------------------
Net interest income:
     Interest income                           $ 146,894   $    (26,925)  $      119,969   $ 115,957   $     (2,172)  $     113,785
     Interest expense                            (88,091)        16,766          (71,325)    (68,777)         1,775         (67,002)
                                               ---------   ------------   --------------   ---------   ------------   -------------
          Net interest income                     58,803        (10,159)          48,644      47,180           (397)         46,783
                                               ---------   ------------   --------------   ---------   ------------   -------------

Non-interest income:
     Gain on sales of mortgage loans              35,253              -           35,253      36,004              -          36,004
     Gain on securitizations of mortgage
       loans                                      69,919        (25,258)          44,661           -         40,674          40,674
     Gain on sales of mortgage-backed
       securities and derivatives                  6,132         (1,400)           4,732       2,873              -           2,873
     Unrealized gain on mortgage-backed
       securities and derivatives                 57,499        (37,263)          20,236      (6,579)        33,803          27,224

     Loan servicing fees                          11,312          2,851           14,163      11,701              -          11,701
     Amortization                                 (8,501)        (2,170)         (10,671)     (9,750)             -          (9,750)
     Impairment reserve recovery (provision)       3,419          2,048            5,467      (2,284)        (2,729)         (5,013)
                                               ---------   ------------   --------------   ---------   ------------   -------------
          Net loan servicing fees (loss)           6,230          2,729            8,959        (333)        (2,729)         (3,062)
                                               ---------   ------------   --------------   ---------   ------------   -------------

     Other non-interest income                     1,466              -            1,466       1,480              -           1,480
                                               ---------   ------------   --------------   ---------   ------------   -------------
          Non-interest income                    176,499        (61,192)         115,307      33,445         71,748         105,193
                                               ---------   ------------   --------------   ---------   ------------   -------------

Non-interest expenses:
     Salaries, commissions and benefits, net      68,475              -           68,475      60,588              -          60,588
     Occupancy and equipment                      12,671              -           12,671      11,556              -          11,556
     Data processing and communications            5,950              -            5,950       5,869              -           5,869
     Office supplies and expenses                  4,429              -            4,429       4,385              -           4,385
     Marketing and promotion                       4,130              -            4,130       3,391              -           3,391
     Travel and entertainment                      3,928              -            3,928       5,106              -           5,106
     Professional fees                             3,470              -            3,470       5,378              -           5,378
     Other                                         6,869              -            6,869       6,333              -           6,333
                                               ---------   ------------   --------------   ---------   ------------   -------------
          Non-interest expenses                  109,922              -          109,922     102,606              -         102,606
                                               ---------   ------------   --------------   ---------   ------------   -------------

Net income before income tax expense
  (benefit)                                      125,380        (71,351)          54,029     (21,981)        71,351          49,370

Income tax expense                                     -              -                -         755              -             755
                                               ---------   ------------   --------------   ---------   ------------   -------------

Net income                                     $ 125,380   $    (71,351)  $       54,029   $ (22,736)  $     71,351   $      48,615
                                               =========   ============   ==============   =========   ============   =============

Dividends on preferred stock                       3,305              -            3,305       2,340              -           2,340

                                               ---------   ------------   --------------   ---------   ------------   -------------
Net income available to common shareholders    $ 122,075   $    (71,351)  $       50,724   $ (25,076)  $     71,351   $      46,275
                                               =========   ============   ==============   =========   ============   =============

     Per share data:
       Basic                                   $    3.03   $      (1.77)  $         1.26   $   (0.62)  $       1.77   $        1.15
       Diluted                                 $    2.99   $      (1.75)  $         1.24   $   (0.62)  $       1.75   $        1.14

       Weighted average number of
         shares - basic                           40,308         40,308           40,308      40,216         40,216          40,216
       Weighted average number of
         shares - diluted                         40,811         40,811           40,811      40,737         40,737          40,737

Note:
(1) - Adjustments reflect the net effect on the period presented to reconcile the Company's actual operating statistics, results of operations and financial condition to the amounts adjusted as if the Company's fourth quarter 2004 securitization had qualified for
SFAS 140 sale accounting treatment in the fourth quarter of 2004.

                                      AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                                              (In thousands, except per share amounts)
                                                        (1)              (1)
                                                   As Adjusted to   As Adjusted to
                                                    Exclude the      Exclude the
                                                   Effect of the    Effect of the
                                                      Q4 2004          Q4 2004
                                                    Gain on Sale     Gain on Sale
                                                     Accounting       Accounting
                                                     Adjustment       Adjustment
                                                ------------------------------------------------------------------------
                                                                             Three Months Ended
                                                ------------------------------------------------------------------------
                                                  March 31,       December 31,    September 30,     June 30,   March 31,
                                                    2005              2004            2004            2004        2004
                                                --------------   --------------   -------------     --------    --------
Net interest income:
     Interest income                            $      119,969   $      113,785   $      94,298     $ 69,999    $ 34,050
     Interest expense                                  (71,325)         (67,002)        (61,405)     (49,913)    (21,278)
                                                --------------   --------------   -------------     --------    --------
          Net interest income                           48,644           46,783          32,893       20,086      12,772
                                                --------------   --------------   -------------     --------    --------

Non-interest income:
     Gain on sales of mortgage loans                    35,253           36,004          28,373       17,141      52,581
     Gain on securitizations of mortgage loans          44,661           40,674          30,460        7,803       1,856
     Gain (loss) on sales of mortgage-backed
       securities and derivatives                        4,732            2,873          (8,120)      (1,322)      6,632
     Unrealized gain on mortgage-backed
       securities and derivatives                       20,236           27,224          27,069       36,063      18,909

     Loan servicing fees                                14,163           11,701           9,822        8,730      10,318
     Amortization                                      (10,671)          (9,750)         (7,755)      (7,764)     (7,346)
     Impairment reserve recovery (provision)             5,467           (5,013)         (4,807)       7,252     (12,584)
                                                --------------   --------------   -------------     --------    --------
          Net loan servicing fees (loss)                 8,959           (3,062)         (2,740)       8,218      (9,612)
                                                --------------   --------------   -------------     --------    --------

     Other non-interest income                           1,466            1,480           3,350        1,226         978
                                                --------------   --------------   -------------     --------    --------
          Non-interest income                          115,307          105,193          78,392       69,129      71,344
                                                --------------   --------------   -------------     --------    --------

Non-interest expenses:
     Salaries, commissions and benefits, net            68,475           60,588          46,482       42,696      39,627
     Occupancy and equipment                            12,671           11,556           9,984        8,008       8,094
     Data processing and communications                  5,950            5,869           3,745        3,338       3,213
     Office supplies and expenses                        4,429            4,385           3,012        3,215       3,118
     Marketing and promotion                             4,130            3,391           2,610        2,196       2,212
     Travel and entertainment                            3,928            5,106           3,620        2,887       2,577
     Professional fees                                   3,470            5,378           2,524        1,829       2,428
     Other                                               6,869            6,333           6,363        4,082       5,438
                                                --------------   --------------   -------------     --------    --------
          Non-interest expenses                        109,922          102,606          78,340       68,251      66,707
                                                --------------   --------------   -------------     --------    --------

Net income before income tax expense (benefit)          54,029           49,370          32,945       20,964      17,409

Income tax expense (benefit)                                 -              755          (9,998)     (12,518)     (3,814)
                                                --------------   --------------   -------------     --------    --------

Net income                                      $       54,029   $       48,615   $      42,943     $ 33,482    $ 21,223
                                                ==============   ==============   =============     ========    ========
Dividends on preferred stock                             3,305            2,340           1,648            -           -

                                                --------------   --------------   -------------     --------    --------
Net income available to common shareholders     $       50,724   $       46,275   $      41,295     $ 33,482    $ 21,223
                                                ==============   ==============   =============     ========    ========
     Per share data:
       Basic                                    $         1.26   $         1.15   $        1.03     $   0.84    $   0.71
       Diluted                                  $         1.24   $         1.14   $        1.02     $   0.83    $   0.70

       Weighted average number of
         shares - basic                                 40,308           40,216          40,145       40,000      30,030
       Weighted average number of
         shares - diluted                               40,811           40,737          40,605       40,445      30,508

Note:
(1) - Adjustments reflect the net effect on the period presented to reconcile the Company's actual operating statistics, results of operations and financial condition to the amounts adjusted as if the Company's fourth quarter 2004 securitization had qualified for SFAS 140 sale accounting treatment in the fourth quarter of 2004.

                                      AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                                               CONSOLIDATED BALANCE SHEETS (Unaudited)
                                                       (Dollars in thousands)
                                                                                               (1)
                                                                                          As Adjusted to
                                                                                           Exclude the
                                                                              (1)         Effect of the
                                                                            Q4 2004          Q4 2004
                                                                          Gain on Sale     Gain on Sale
                                                                           Accounting       Accounting
                                                                          Adjustments       Adjustment
                                           -----------------------------------------------------------------------------------------
                                            March 31,     December 31,    December 31,    December 31,    September 30,   March 31,
                                               2005           2004            2004            2004            2004          2004
                                           ------------   ------------   --------------  -------------   ------------   -----------
Assets:
  Cash and cash equivalents                $    162,762   $    192,821   $           -   $     192,821   $    186,480   $    97,557
  Accounts receivable and servicing
    advances                                    103,295        116,978         (11,640)        105,338        101,105        80,426
  Mortgage-backed securities                  7,181,170      6,016,866       1,584,927       7,601,793      7,331,888     4,003,079
  Mortgage loans held for sale, net           1,627,891      4,853,394      (3,536,785)      1,316,609      1,131,661     1,371,048
  Derivative assets                              73,383         24,803          (1,459)         23,344         11,630        24,151
  Mortgage servicing rights, net                228,412        151,436          37,793         189,229        160,435       113,519
  Premises and equipment, net                    55,986         51,576               -          51,576         47,955        41,234
  Goodwill                                       92,745         90,877               -          90,877         89,196        83,752
  Other assets                                   49,332         57,046         (10,490)         46,556         16,645        12,213
                                           ------------   ------------   -------------   -------------   ------------   -----------
      Total assets                         $  9,574,976   $ 11,555,797   $  (1,937,654)  $   9,618,143   $  9,076,995   $ 5,826,979
                                           ============   ============   =============   =============   ============   ===========

Liabilities and Stockholders' Equity:
Liabilities:
  Warehouse lines of credit                $    658,686   $    735,783   $           -   $     735,783   $    547,584   $ 1,251,845
  Drafts payable                                 28,391         26,200               -          26,200         45,526        64,310
  Commercial paper                              858,382        529,790               -         529,790        462,712     3,394,941
  Reverse repurchase agreements               6,720,167      7,071,168               -       7,071,168      6,899,024       134,647
  Collateralized debt obligations                     -      2,022,218      (2,022,218)              -              -             -
  Derivative liabilities                          1,945          1,860               -           1,860         18,237        21,295
  Accrued expenses and other liabilities        176,859        152,413          13,213         165,626        154,339        58,648
  Notes payable                                 159,339        135,761               -         135,761        128,448       106,423
  Income taxes payable                           54,250         54,342               -          54,342         30,133        53,689
                                           ------------   ------------   -------------   -------------   ------------   -----------
    Total liabilities                         8,658,019     10,729,535      (2,009,005)      8,720,530      8,286,003     5,085,798
                                           ------------   ------------   -------------   -------------   ------------   -----------

Stockholders' Equity:

  Preferred stock                               134,040        134,040               -         134,040         50,857             -
  Common stock                                      403            403               -             403            402           399
  Additional paid-in capital                    632,828        631,530               -         631,530        629,807       623,953
  Retained earnings                             193,064         99,628          71,351         170,979        151,297       125,504
  Accumulated other comprehensive loss          (43,378)       (39,339)              -         (39,339)       (41,371)       (8,675)
                                           ------------   ------------   -------------   -------------   ------------   -----------
    Total stockholders' equity                  916,957        826,262          71,351         897,613        790,992       741,181
                                           ------------   ------------   -------------   -------------   ------------   -----------

      Total liabilities and stockholders'
         equity                            $  9,574,976   $ 11,555,797   $  (1,937,654)  $   9,618,143   $  9,076,995   $ 5,826,979
                                           ============   ============   =============   =============   ============   ===========

Number of shares outstanding - preferred      5,600,000      5,600,000                       5,600,000      2,150,000             -
Number of shares outstanding - common        40,335,255     40,288,077                      40,288,077     40,184,333    39,875,524

Note:
(1) - Adjustments reflect the net effect on the period presented to reconcile the Company's actual operating statistics, results of operations and financial condition to the amounts adjusted as if the Company's fourth quarter 2004 securitization had qualified for
SFAS 140 sale accounting treatment in the fourth quarter of 2004.

                                      AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Unaudited)
                                                           (In thousands)

                                                                                   Three Months Ended
                                                      ------------------------------------------------------------------------------
                                                        March 31,     December 31,    September 30,     June 30,        March 31,
                                                          2005            2004            2004            2004            2004
                                                      -------------   -------------   -------------   -------------   -------------
Preferred stock
Balance at beginning of period                        $     134,040   $      50,857   $           -   $           -   $           -
Issuance of preferred stock - offering                            -          83,183          50,857               -               -
                                                      -------------   -------------   -------------   -------------   -------------
Balance at end of period                              $     134,040   $     134,040   $      50,857   $           -   $           -
                                                      -------------   -------------   -------------   -------------   -------------

Common stock
Balance at beginning of period                        $         403   $         402   $         401   $         399   $         252
Issuance of common stock - earnouts                               -               -               -               2               -
Issuance of common stock - Omnibus Stock Plan                     -               1               1               -               3
Issuance of common stock - offering                               -               -               -               -             144
                                                      -------------   -------------   -------------   -------------   -------------
Balance at end of period                              $         403   $         403   $         402   $         401   $         399
                                                      -------------   -------------   -------------   -------------   -------------

Additional paid-in capital
Balance at beginning of period                        $     631,530   $     629,807   $     629,203   $     623,953   $     281,432
Issuance of common stock - earnouts                             846             734             151           4,583             109
Issuance of common stock - Omnibus Stock Plan                   311             823             374             331             978
Issuance of common stock - offering                               -               -               -               -         339,647
Tax benefit from stock options exercised                          -               -               -               -           1,599
Restricted shares amortization                                  141             166              79             336             188
                                                      -------------   -------------   -------------   -------------   -------------
Balance at end of period                              $     632,828   $     631,530   $     629,807   $     629,203   $     623,953
                                                      -------------   -------------   -------------   -------------   -------------

Retained earnings
Balance at beginning of period                        $      99,628   $     151,297   $     134,515   $     125,504   $     121,029
Net income                                                  125,380         (22,736)         42,943          33,482          21,223
Dividends declared                                          (31,944)        (28,933)        (26,161)        (24,471)        (16,748)
                                                      -------------   -------------   -------------   -------------   -------------
Balance at end of period                              $     193,064   $      99,628   $     151,297   $     134,515   $     125,504
                                                      -------------   -------------   -------------   -------------   -------------

Other comprehensive loss
Balance at beginning of period                        $     (39,339)  $     (41,371)  $     (50,553)  $      (8,675)  $      (4,743)
Unrealized (loss) gain on mortgage-backed securities        (24,435)        (12,491)         52,945         (61,386)         10,221
Gain (loss) on cash flow hedges, net of amortization         20,396          14,523         (43,763)         19,508         (14,153)
                                                      -------------   -------------   -------------   -------------   -------------
Balance at end of period                              $     (43,378)  $     (39,339)  $     (41,371)  $     (50,553)  $      (8,675)
                                                      -------------   -------------   -------------   -------------   -------------

Total stockholders' equity                            $     916,957   $     826,262   $     790,992   $     713,566   $     741,181
                                                      =============   =============   =============   =============   =============

Adjustment (1)                                                    -          71,351               -               -               -
                                                      -------------   -------------   -------------   -------------   -------------
Adjusted total stockholders' equity (1)               $     916,957   $     897,613   $     790,992   $     713,566   $     741,181
                                                      =============   =============   =============   =============   =============

Note:
(1) - Adjustments reflect the net effect on the period presented to reconcile the Company's actual operating statistics, results of operations and financial condition to the amounts adjusted as if the Company's fourth quarter 2004 securitization had qualified for
SFAS 140 sale accounting treatment in the fourth quarter of 2004.

            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                                 (In thousands)

                                                                                               Three Months Ended
                                                   -------------------------------------------------------------------------------
                                                       Mar. 31,        Dec. 31,         Sept. 30,        June 30,        Mar. 31,
                                                        2005            2004              2004            2004            2004
                                                   -------------   -------------     -------------   -------------   -------------
Cash flows from operating activities:
Net income                                         $     125,380   $     (22,736)    $      42,943   $      33,482   $      21,223
Adjustments to reconcile net income to
  net cash used in operating activities:
Depreciation and amortization                              2,439           2,288             2,151           1,988           1,977
Amortization and impairment of mortgage
  servicing rights                                         5,082          12,034            12,562             512          19,930
Amortization of mortgage-backed securities
  premiums, net                                            4,593           7,700             9,455           7,208           2,952
Deferred cash flow hedge gain (loss),
  net of amortization                                     17,052             515            (7,019)          1,871             415
Loss on sales of mortgage-backed securities
  and derivatives                                          3,336             390             6,998           4,246          (6,705)
Unrealized loss (gain) on mortgage-backed
  securities                                              51,003          15,850           (33,525)         20,976         (10,217)
Unrealized (gain) loss on free standing
  derivatives                                            (40,312)        (14,482)           14,856         (41,451)              -
Additions to mortgage servicing rights on
  securitized loans                                      (79,711)           (123)          (27,203)        (22,514)         (9,863)
Additions to mortgage servicing rights
  on sold loans                                           (2,347)         (2,912)           (3,976)         (6,297)         (5,802)
Decrease (increase) in interest rate lock
  commitments                                                210            (395)            7,358          21,613          (9,990)
Decrease (increase) in deferred origination
  costs                                                   26,025         (28,389)             (808)          5,026            (884)
Decrease (increase) in SFAS No. 133 basis
  adjustments                                              4,929           1,276            (1,009)         10,658           5,524
Other                                                      1,177          (3,720)            2,611           2,856          (2,504)
(Increase) decrease in operating assets:
         Accounts receivable and servicing
           advances                                       13,683         (15,873)             (616)        (20,063)          3,885
         Other assets                                      7,714         (40,401)           (2,857)         (6,477)         (6,004)
Increase (decrease) in operating liabilities:
         Accrued expenses and other liabilities           21,432          (4,695)           32,761          41,252          (8,092)
         Income taxes payable                                (92)         24,209           (10,995)         (7,659)         (5,406)
         Forward delivery contracts                       (9,595)            766            (9,004)          9,249          (5,809)
Origination of mortgage loans held for sale           (7,255,400)     (6,744,078)       (5,292,191)     (6,619,642)     (4,413,174)
Proceeds from sales and repayments of
  mortgage loans                                       3,080,795       2,974,379         2,806,070       4,643,542       3,292,010
Proceeds from securitizations and repayments
  of mortgage loans                                    7,336,612          75,209         2,765,737       1,876,443         969,436
Additions to mortgage-backed securities
  and derivatives                                     (2,840,259)        (15,112)       (1,435,334)     (1,470,246)       (897,322)
Proceeds from sales of mortgage-backed
  securities                                                   -         852,283         1,023,037         121,454          23,861
Principal repayments of mortgage-backed
  securities                                             124,959         147,219           100,306          72,697          13,734
                                                   -------------   -------------     -------------   -------------   -------------
         Net cash provided by (used in)
           operating activities                          598,705      (2,778,798)            2,308      (1,319,276)     (1,026,825)
                                                   -------------   -------------     -------------   -------------   -------------

Cash flows from investing activities:
Purchases of premises and equipment                       (6,849)         (5,909)           (5,565)         (5,295)         (1,473)
Purchases of mortgage-backed securities                        -        (107,009)         (535,056)     (2,557,318)     (2,094,101)
Proceeds from sales of mortgage-backed
  securities                                           1,133,989          50,710           633,036         208,283         697,268
Principal repayments of mortgage-backed
  securities                                             368,671         351,687           296,974         218,826          49,985
Other                                                          -               -                 -             109            (353)
                                                   -------------   -------------     -------------   -------------   -------------
         Net cash provided by (used in)
           investing activities                        1,495,811         289,479           389,389      (2,135,395)     (1,348,674)
                                                   -------------   -------------     -------------   -------------   -------------

Cash flows from financing activities:
(Decrease) increase in warehouse
  lines of credit, net                                   (77,097)        188,199          (124,872)       (579,389)        130,085
(Decrease) increase in reverse repurchase
  agreements, net                                       (351,001)        172,144           485,518       3,018,565       2,050,614
(Decrease) increase in collateralized
  debt obligations                                    (2,022,218)      2,022,218                 -               -               -
(Decrease) increase in payable for
  securities purchased                                         -               -          (423,909)        289,262        (125,054)
Increase (decrease) in commercial paper, net             328,592          67,078          (584,324)      1,047,036               -
Increase (decrease) in drafts payable, net                 2,191         (19,326)          (40,774)         21,990          38,685
Proceeds from issuance of preferred stock                      -          83,425            52,057               -               -
Proceeds from issuance of common stock                       311             776               426             329         341,882
Dividends paid                                           (28,931)        (26,167)          (24,468)         (7,575)        (23,072)
Increase in notes payable, net                            23,578           7,313            21,211             814           6,768
                                                   -------------   -------------     -------------   -------------   -------------
         Net cash (used in) provided by
           financing activities                       (2,124,575)      2,495,660          (639,135)      3,791,032       2,419,908
                                                   -------------   -------------     -------------   -------------   -------------

Net (decrease) increase in cash
  and cash equivalents                                   (30,059)          6,341          (247,438)        336,361          44,409
Cash and cash equivalents, beginning
  of period                                              192,821         186,480           433,918          97,557          53,148
                                                   -------------   -------------     -------------   -------------   -------------
Cash and cash equivalents, end of period           $     162,762   $     192,821     $     186,480   $     433,918   $      97,557
                                                   =============   =============     =============   =============   =============

                            AMERICAN HOME MORTGAGE INVESTMENT CORP. AND SUBSIDIARIES
                                 FAIR VALUE OF FINANCIAL INSTRUMENTS (Unaudited)
                                                  (In thousands)

                                                                            March 31, 2005
                                                     ------------------------------------------------------------
                                                                                                 Fair Value in
                                                                                                   Excess of
                                                       Carrying Value         Fair Value         Carrying Value
                                                     -----------------        ----------       ------------------
Assets:
  Cash and cash equivalents                          $          162,762   $          162,762      $             -
  Accounts receivable and servicing advances                    103,295              103,295                    -
  Mortgage-backed securities                                  7,181,170            7,181,170                    -
  Mortgage loans held for sale, net                           1,627,891            1,666,689               38,798
  Mortgage servicing rights, net                                228,412              233,564                5,152
  Derivative assets*                                             73,383              108,958               35,575
                                                                                               ------------------
                                                                                                  $        79,525
                                                                                               ------------------


                                                                                               Carrying Value in
                                                                                                 Excess of Fair
                                                                                                     Value
                                                                                               ------------------
Liabilities:
  Warehouse lines of credit                          $          658,686   $          658,686      $             -
  Commercial paper                                              858,382              858,382                    -
  Notes payable                                                 159,339              159,339                    -
  Drafts payable                                                 28,391               28,391                    -
  Reverse repurchase agreements                               6,720,167            6,718,357                1,810
  Derivative liabilities                                          1,945                1,945                    -
                                                                                               ------------------
                                                                                                          $ 1,810
                                                                                               ------------------
                                                                                                         $ 81,335
                                                                                               ==================

* Derivative assets includes interest rate lock commitments ("IRLCs") to fund mortgage loans.
  The carrying value excludes the value of the mortgage servicing rights ("MSRs") attached to the IRLCs in accordance with SEC Staff Accounting Bulletin No. 105. The fair value includes the value of MSRs.